Exhibit 99.1

Contact:	Jane W. McCahon
Conway Communications
978-443-0160
janewmccahon@earthlink.net

Xerium Technologies Appoints New CEO

YOUNGSVILLE, N.C—February 8, 2008—Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today announced that it has appointed Stephen R. Light as its new President and Chief Executive Officer, effective February 11, 2008. Mr. Light will also become a member of the company’s board of directors concurrently with the effectiveness of his appointment as President and Chief Executive Officer.

Mr. Light comes to Xerium Technologies having recently completed the highly successful turnaround of Flow International Corp. (NASDAQ: FLOW), the world’s largest producer of industrial waterjet cutting and cleaning equipment. Prior to Flow, Mr. Light was President and CEO of OmniQuip Textron and held senior level management positions at General Electric, Emerson Electric and N.V. Phillips.

Mr. Light replaces Thomas Gutierrez, who has resigned as an officer and director of the company. The board of directors expresses its thanks to Mr. Gutierrez for his contributions to the company during his six-year tenure as CEO, including the successful completion of the company’s initial public offering in 2005.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 35 manufacturing facilities in 15 countries around the world, Xerium has approximately 3,800 employees.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicates,” “suggests” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) labor unrest; (iii) currency and interest rate fluctuations; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost changes and the volume and mixture of product and service revenues; (vi) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vii) the lack of any requirement to make dividend payments on our common stock at any particular level or at all; (viii) limitations imposed by our credit facility on the amount of dividends we are permitted to pay; (ix) our high degree of leverage and significant debt service obligations, together with our dividend policy, may cause us to have insufficient cash to fund growth and unexpected cash needs; (x) our credit facility contains restrictive covenants that will require us to improve our financial performance over time to remain in compliance therewith; (xi) war or acts of terrorism in any country in which we conduct business; (xii) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xiii) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A for period ended December 31, 2006 filed with the Securities and Exchange Commission and subsequent SEC filings. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.